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                                     EXHIBIT 4.3

                                STOCK OPTION AGREEMENT
                  UNDER THE CIMETRIX INCORPORATED STOCK OPTION PLAN


    THIS AGREEMENT is made as of September 20, 1995, between Cimetrix Incorporated, a Nevada corporation (the "Company"), and Mark A. Filippell ("Optionee").

    THE PARTIES AGREE AS FOLLOWS:

    1. OPTION GRANT. The Company hereby grants to the Optionee an option (the "Option") to purchase the number of shares of the Company's common stock (the "Shares"), for an exercise price per share (the "Option Price") and based upon a grant date, all as set forth below:

    Shares under Option:  50,000 (fifty thousand)
                          -----------------------
    Option Price per Share:  $5.00 (five dollars)
    Grant Date:  September 20, 1995

The Option will be subject to all of the terms and conditions set forth herein and in the Company's Stock Option Plan (the "Option Plan"), a copy of which is attached hereto as Exhibit 1 and incorporated by reference. The Option granted hereunder will be a nonstatutory or nonqualified option for tax purposes.

    2. STOCKHOLDER RIGHTS. No rights or privileges of a stockholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a stockholder in the Company with respect to the Shares unless and until the Option has been properly exercised and the Option Price and applicable withholding taxes are fully paid as to the portion of the Option exercised.

    3. TERMINATION. Subject to earlier termination as provided in the Option Plan, this Option will expire, unless previously exercised in full, on September 20, 2000.

    4. TERMS OF THE OPTION PLAN. The Optionee understands that the Option Plan includes important terms and conditions that apply to this Option. Those terms include (without limitation): important conditions on the right of the Optionee to exercise the Option; important restrictions on the ability of the Optionee to transfer the Option or to transfer Shares received upon exercise of the Option; and early termination of the Option following the occurrence of certain events, including the termination of the Optionee's employment or service as a director of, or consultant or independent contractor to the Company or any of its subsidiaries. THE OPTIONEE ACKNOWLEDGES THAT HE OR SHE HAS READ THE OPTION PLAN, AGREES TO BE BOUND BY ITS TERMS, AND HEREBY MAKES EACH OF THE REPRESENTATIONS REQUIRED TO BE MADE BY THE OPTIONEE UNDER IT.

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    5.   ENTIRE AGREEMENT; RELEASES.  This Agreement (together with the Option
Plan) sets forth the complete agreement of the parties concerning the subject matter thereof. This Agreement supersedes and replaces all other stock option grants, agreements or promises to grant stock options that now exist or have ever existed between the parties, and any negotiations or understandings regarding the same, and all agreements or promises to grant stock. The Optionee hereby releases the Company and all of (i) its present and former officers, directors, employees consultants, agents, and shareholders; (ii) its subsidiaries; and (iii) all successors and assigns of any of the foregoing, from any and all liability in connection with any and all other stock option grants, agreements or promises to grant stock, and agreements or promises to grant stock options that now exist or have ever existed between the parties, any negotiations or understandings regarding the same, and any and all other claims, liabilities, losses, actions, and causes of action that Optionee has or may have against any of the foregoing.

    6. CONSIDERATION. The Optionee acknowledges that this Agreement constitutes good valuable consideration for the foregoing releases, and that neither the promise or prospect of future employment by the Company or any of the other releases has been either offered or accepted in exchange for these releases. The Optionee also acknowledges that he has voluntarily chosen to execute this Agreement, with the rights and obligations contained herein, instead of continuing in the Company's employ with any outstanding options or stock rights he may have; provided, however, that Optionee shall not be required to return to the Company any of its stock that has previously been delivered to Optionee.

    7. MISCELLANEOUS. This Agreement will be governed by the substantive law of the State of Utah, and may be executed in counterparts.

    8. VESTING. Notwithstanding paragraphs 6(b), 2(h) and Section 3 of the Option plan, the Option shall vest as follows:
    -     4,000    shares upon execution of this agreement
    -     2,000    shares per month from September 95 through December 96
    -    14,000    shares on December 31, 1996

    WHEREFORE, the parties have entered into this Agreement as of the date set forth above.

Optionee:                                   CIMETRIX INCORPORATED:

/s/ Mark A. Filippell                  By:  /S/ Kitt R. Finlinson
- -------------------------                  ----------------------------------
    Mark A. Filippell                          Kitt Finlinson, Vice President
Address:
Mark A. Filippell
22550 McCauley Road
Shaker Heights, OH 44122
                             Attachments:   Stock Option Plan


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